EXHIBIT 99

For Immediate Release

Public Relations Contacts:	Investor Relations Contact:
Pam Judge	Roger Rowe
InFocus Corporation	InFocus Corporation
503.570.8337	(503) 685-8609
pam.judge@infocus.com	roger.rowe@infocus.com

Julie Brown
Edelman
503.471.6805
julie.brown@edelman.com

InFocus Announces Resignation of Member of Board of Directors

John V. Harker Resignation Effective December 1st

WILSONVILLE, OR (November 29, 2005)—InFocus® (Nasdaq: INFS), the industry pioneer and leader in the projection market, announced today the resignation of John V. Harker from its board of directors effective December 1, 2005.  In his resignation letter, Mr. Harker cited a desire for a more leisurely life style, travel and more family time as reasons for his resignation.

Harker became President and Chief Executive Officer of InFocus in April 1992, and was named chairman of the board of directors in 1994.  Under his stewardship, InFocus became the worldwide leader in digital projection.  InFocus also became the number one brand in consumer projection after entering the market just four years ago with its award-winning home projectors.  In 2004, Harker transitioned the role of President and Chief Executive Officer to Kyle Ranson.

“For nearly 14 years, John has been a key leader of the InFocus team.  We wish him the best and InFocus will strive to continue the legacy and reputation he established for the company,” said Kyle Ranson, President and Chief Executive Officer of InFocus.

Harker has been actively involved in the business community as the 2005 chairman of the board of directors for the AeA, a national association that represents all segments of the technology industry.  In addition to the AeA, Harker serves on several other boards and chairs the Business Advisory Council at the School of Business Administration at Portland State University.

“John Harker’s contributions to InFocus and the business community have been invaluable.  On behalf of the entire board of directors, I wish him well in his future plans and much deserved time with his family,” said Mike Hallman, InFocus lead independent director and President of The Hallman Group.

About InFocus Corporation

InFocus® Corporation (Nasdaq: INFS) is the industry pioneer and worldwide leader in the projection market today. Nearly twenty years of experience and engineering breakthroughs are at work here, constantly improving what you see in the marketplace, and delivering immersive audio visual impact in home entertainment, business and education environments.  Being the inventor and leader is simply a great bonus of making the presentation of ideas, information, and entertainment a vivid, unforgettable experience.

With over 1.5 million projectors sold, in a category that is expected to grow to $10 billion in revenue and more than 9 million units in 2007, we believe our product contributions set the standard for what a big picture experience should be like. For more information, visit us at www.infocus.com or call us toll-free at 800.294.6400 (U.S. and Canada).

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InFocus, ASK, Proxima, ASK Proxima, LiteShow, ScreenPlay and LP are trademarks or registered trademarks of InFocus Corporation or its subsidiaries in the United States and other countries.  Digital Light Processing and DLP are trademarks of Texas Instruments.